Exhibit 10.1

EXHIBIT A

DIGENE CORPORATION
AMENDMENT TO THE AMENDED AND RESTATED 1999 INCENTIVE PLAN

Stock Option Awards to Employees Working in France

1. Purpose of this Amendment.

     The purpose of this Amendment (the “French Sub-Plan”) to the Amended and Restated 1999 Incentive Plan (the “Plan”) of Digene Corporation (the “Company”), is to enable the Company to grant to Employees, working in France, either temporarily or permanently and employed by either the Company or any Subsidiary, or working for the Company or any Subsidiary and residing in France (the “French Employees”), Stock Options under the Plan in a manner consistent with applicable law. Without limiting the foregoing, as of and after the date this French Sub-Plan is adopted and approved by the Committee, the Stock Options granted to French Employees under this French Sub-Plan are intended to qualify under Sections L. 225-177 to L. 225-186 of the French commercial code to benefit from both preferential tax treatment and an exemption from social charges.

     Unless otherwise defined herein, the capitalized terms used in this French Sub-Plan shall have the meanings set forth in the Plan.

     In the event of a conflict between the provisions of the Plan and this French Sub-Plan with respect to Stock Options granted to any French Employee, the provisions of this French Sub-Plan shall control. Except as amended by this French Sub-Plan, the Plan shall continue in full force and effect.

2. Provisions Specific to Stock Option Awards to French Employees.

     (a) Eligible Participants.

     (i) The Participants eligible to receive Stock Option Awards under this French Sub-Plan include the French Employees and any director or manager having a management function for the Company or any Subsidiary organized under French law. No other Participants under the Plan or independent contractors or consultants to the Company or any of its Subsidiaries are eligible to receive Stock Option Awards under this French Sub-Plan.

     (ii) Stock Options shall not be granted under this French Sub-Plan to any French Employee who holds shares representing 10% or more of the Company’s outstanding common stock at the time of the Award.

     (b) Eligible Subsidiary. In the event of any future change to the definition of Subsidiary under the Plan, French Employees who receive Stock Options issued by the Company must be employed by a company with sufficiently close capital links to the Company, therefore, at least 10% of the French Employee’s employer company’s capital must be held, directly or indirectly, by the Company (or the employer company must directly or indirectly hold at least 10% of the Company’s capital) or at least 50% of the employer’s company capital must be held, directly or indirectly, by a company which holds, directly or indirectly, at least 50% of the Company’s capital.

     (c) Exercise Price of Stock Options.

     (i) The exercise price at the time of the grant of any Stock Option granted to a French Employee under this French Sub-Plan shall be no less than 80% of the average Fair Market Value of the Common Stock during the 20 trading days preceding the Award or 80% of the average repurchase price of the shares of Common Stock held by the Company if the Company elects to grant Stock Options based on authorized and issued shares reacquired by the Company and allocated to cover the Stock Option Award to a French Employee.

     (ii) Notwithstanding any other provision of the Plan, including, without limitation, Section 4.3 (Changes) and Section 6.4(j) (Merger and Other Fundamental Transactions), the exercise price of any Stock Option granted to a French Employee under this French Sub-Plan is fixed as of the date of grant and shall be adjusted only upon the occurrence of an event specified under the French commercial code (Section L. 225-181).

     (d) Restrictions on Granting of Awards. Notwithstanding any other provision of the Plan or applicable law, no Stock Option Awards shall be made to any French Employee under this French Sub-Plan:

     (i) within twenty (20) trading days of the principal stock exchange on which the Company’s Common Stock is then listed following a distribution of dividends or a capital increase of the Company;

     (ii) during the ten (10) trading days preceding and following the filing, with the U.S. Securities and Exchange Commission, of the Company’s Annual Report on Form 10-K or any Quarterly Report on Form 10-Q (or any successor form to either the Form 10-K or Form 10-Q); or

     (iii) during a period starting on the date that the Company becomes aware of information which could have a significant impact on the Company’s Common Stock price and ending ten (10) trading days after this information has been made public in compliance with applicable law. The Committee shall have the authority to make the determination called for by this Section 2(d)(iii) at the time of any applicable Award.

     (e) Holding Period. Each Stock Option Award to a French Employee under this French Sub-Plan shall provide that either: (i) the Stock Options shall not begin to vest until the date four (4) years after the Date of Grant; or (ii) the Optionee shall be entitled to exercise all or a portion of the Stock Option Award in accordance with the vesting schedule, but shall not be entitled to sell the underlying Common Stock until at least four (4) years after the Date of Grant.

     (f) Death of French Employee. In the event of the death of a French Employee with outstanding Stock Options at the time of his or her death, the Stock Options may be exercised at any time during a maximum six (6) month period following the date of the French Employee’s death by the French Employee’s estate or by a person who acquired the right to exercise the Stock Option by request or inheritance, but only to the extent that the French Employee was entitled to exercise the Stock Options at the date of death or would have been entitled to exercise the Stock Options during the said maximum six (6) month period. If the successors do not exercise the Stock Options granted to such French Employee during such six-month period, the successors’ rights in respect of such Stock Options shall lapse in total without any formality and the shares of Common Stock underlying such Stock Options shall revert to the Plan. This provision specifically alters the provisions of Section 6.4(f) (Death) of the Plan as related to Stock Option Awards to French Employees under this French Sub-Plan.

     (g) Size of Award. No more than one-third of the Company’s outstanding Common Stock may be subject to Stock Options Awards under this French Sub-Plan at any time during the term of the Plan.

     (h) Restrictions on Requirement to Hold Common Stock after Exercise. The Committee shall not grant a Stock Option, or amend an existing Award, to any French Employee under this French Sub-Plan that requires the French Employee to hold the shares of Common Stock for more than three (3) years after exercise of the Stock Option Award.

3. Approval of this French Sub-Plan.

     This French Sub-Plan was approved and adopted by the Committee on February ___, 2005 in accordance with the provisions of Sections 3.2 (Awards) and 9.1 (Termination or Amendment of the Plan) of the Plan.

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